Exhibit 10.5

OPTION AND PUT AGREEMENT

THIS AGREEMENT is dated as of December 1, 2019

AMONG:

NOTOX TECHNOLOGIES CORP.

a Nevada corporation with an address at

95 Mural Street, Suite 600, Richmond Hill, Ontario L4B 3G2

(“Pubco”)

AND:

XTHETICA INC.

a Nevada corporation with an address at

1305 – 39 Queens Quay East, Toronto, Ontario M5E 0A5

(“Priveco”)

AND:

MANNY KAPUR

an individual with an address at

1305 – 39 Queens Quay East, Toronto, Ontario M5E 0A5

(the “Selling Shareholder”)

WHEREAS:

A.	The Selling Shareholder is the registered and beneficial owner of 100% of the issued and outstanding capital stock of Priveco; and

B.	Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholder desires to grant to Pubco the sole and irrevocable option to acquire all of the issued and outstanding shares of Priveco held by the Selling Shareholder in exchange for certain securities of Pubco.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, and in addition to the terms defined herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)	“Agreement” means this Agreement and all the schedules, appendices and other documents attached hereto or referenced herein, and all amendments, supplements or other modifications hereto;

(b)	“Assignment Agreement” means the assignment agreement between Xthetica Ontario and Xthetica Canada in substantially the form attached hereto as Appendix 1;

(c)	“Closing” means the completion of the purchase and sale of the applicable number of Priveco Shares by Pubco, whether upon the exercise of an Option by Pubco or upon the exercise of a Put Right by the Selling Shareholder;

(d)	“Closing Date” means the date on which a Closing occurs;

(e)	“Closing Documents” means the papers, instruments and documents required to be executed and delivered at a Closing pursuant to this Agreement;

(f)	“EBITDA” means earnings before interest, tax, depreciation and amortization;

(g)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(h)	“Final Closing Date” means the date on which Pubco completes the purchase of 100% of the Priveco Shares from the Selling Shareholder;

(i)	“GAAP” means United States generally accepted accounting principles applied in a manner consistent with prior periods;

(j)	“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(k)	“Liabilities” includes any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, liquidated or unliquidated, secured or unsecured;

(l)	“Material Adverse Effect” means any event, condition or change which individually or in the aggregate constitutes, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of a party taken as a whole; provided, however, that the determination of whether a material adverse effect has occurred shall be made ignoring any event, change, fact or effect resulting from: (i) any change in laws or interpretation thereof; (ii) any generally applicable change or development in economic, regulatory, business or financial market conditions; (iii) any acts of terrorism or war; (iv) the execution or announcement of this Agreement; (v) in respect of Pubco, any breach of this Agreement by Priveco or the Selling Shareholder; and (vi) in respect of Priveco, any breach of this Agreement by Pubco;

(m)	“Option” means the First Option, the Second Option or the Third Option, as the case may be;

(n)	“Person” means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any other form of enterprise or legal entity;

(o)	“Priveco Accounting Date” means July 10, 2019;

(p)	“Priveco Common Stock” means the common stock of Priveco, par value $0.001 per share;

(q)	“Priveco Shares” means the 1,000 fully paid and non-assessable shares of Priveco’s common stock held by the Selling Shareholder, being all of the issued and outstanding capital stock of Priveco, and “Priveco Share” means one such share;

(r)	“Pubco Accounting Date” means May 31, 2019;

(s)	“Pubco Common Stock” means the common stock of Pubco, par value US$0.001 per share;

(t)	“Pubco Securities” means, collectively, the Pubco Shares and the Pubco Warrants;

(u)	“Pubco Shares” means, collectively, the 10,000,000 fully paid and non-assessable shares of Pubco Common Stock that may be issued to the Selling Shareholder in accordance with the terms of this Agreement, and “Pubco Share” means any one such share;

(v)	“Pubco Warrants” means, collectively, the warrants to purchase 10,000,000 shares of Pubco Common Stock at a price of US$1.40 per share for a period of three (3) years from the date of issuance that may be issued to the Selling Shareholder in accordance with the terms of this Agreement, and “Pubco Warrant” means any one such warrant;

(w)	“Put Notice” means the First Put Notice, the Second Put Notice or the Third Put Notice, as the case may be;

(x)	“Put Rights” means, collectively, the First Put Right, the Second Put Right and the Third Put Right. and “Put Right” means any one such right;

(y)	“SEC” means the United States Securities and Exchange Commission;

(z)	“Securities Act” means the United States Securities Act of 1933, as amended;

(aa)	“Subco” means 1894632 Ontario Inc., an Ontario corporation;

(bb)	“Taxes” includes international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the applicable Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(cc)	“Tropic Spa” means Tropic Spa Inc., an Ontario corporation and partially owned subsidiary of Pubco;

(dd)	“Xthetica Canada” means Xthetica Canada Inc., an Ontario corporation and wholly owned subsidiary of Pubco; and

(ee)	“Xthetica Ontario” means Xthetica Inc., an Ontario corporation owned by the Selling Shareholder.

1.2	Schedules. The following schedules and appendices are attached to and form part of this Agreement:

Schedule A	–	Priveco Intellectual Property
Schedule B	–	Priveco Leases and Other Property Interests
Schedule C	–	Priveco Material Contracts

Appendix 1	–	Form of Assignment Agreement
Appendix 2	–	Form of Pubco Warrant Certificate

1.3	Currency. All references to currency in this Agreement are to Canadian dollars unless expressly stated otherwise.

1.4	Gender. All references to any party in this Agreement shall be read with such changes in number and gender as the context or reference requires.

1.5	Headings. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation hereof.

2.	OPTIONS AND PUT RIGHTS

2.1	First Option. The Selling Shareholder hereby grants Pubco the sole and exclusive right and option to purchase 100 Priveco Shares from the Selling Shareholder in consideration for the allotment and issuance of 1,000,000 Pubco Shares and 1,000,000 Pubco Warrants to the Selling Shareholder or at the Selling Shareholder’s direction (the “First Option”). The First Option shall be exercisable by Pubco for a period of three (3) years beginning on January 1, 2021.

2.2	Second Option. The Selling Shareholder hereby grants Pubco the sole and exclusive right and option to purchase 300 Priveco Shares from the Selling Shareholder in consideration for the allotment and issuance of 3,000,000 Pubco Shares and 3,000,000 Pubco Warrants to the Selling Shareholder or at the Selling Shareholder’s direction (the “Second Option”). The First Option shall be exercisable by Pubco for a period of three (3) years beginning on January 1, 2022.

2.3	Third Option. The Selling Shareholder hereby grants Pubco the sole and exclusive right and option to purchase 300 Priveco Shares from the Selling Shareholder in consideration for the allotment and issuance of 6,000,000 Pubco Shares and 6,000,000 Pubco Warrants to the Selling Shareholder or at the Selling Shareholder’s direction (the “Third Option”). The First Option shall be exercisable by Pubco for a period of three (3) years beginning on January 1, 2023.

2.4	First Put Right. For a period of three (3) years beginning on January 1, 2021, Pubco hereby grants the Selling Shareholder the right (the “First Put Right”), but not the obligation, by delivery of a written notice to the Company (the “First Put Notice”), to cause Pubco to purchase up to that number of Priveco Shares set forth in the First Put Notice (the “First Put Shares”) in exchange for the allotment and issuance to the Selling Shareholder of that number of Pubco Securities equal to the number of First Put Shares multiplied by 10,000; provided, however, that (a) the First Put Right shall only be exercisable in full by the Selling Shareholder upon Xthetica Canada generating EBITDA of at least $600,000 during its financial year ended August 31, 2020, as reflected in the audited financial statements of Xthetica Canada, and (b) in no event shall the number of First Put Shares be greater than 100 Priveco Shares.

2.5	Second Put Right. For a period of three (3) years beginning on January 1, 2022, Pubco hereby grants the Selling Shareholder the right (the “Second Put Right”), but not the obligation, by delivery of a written notice to the Company (the “Second Put Notice”), to cause Pubco to purchase up to that number of Priveco Shares set forth in the Second Put Notice (the “Second Put Shares”) in exchange for the allotment and issuance to the Selling Shareholder of that number of Pubco Securities equal to the number of Second Put Shares multiplied by 10,000; provided, however, that (a) the Second Put Right shall only be exercisable in full by the Selling Shareholder upon Xthetica Canada generating EBITDA of at least $3,000,000 during its financial year ended August 31, 2021, as reflected in the audited financial statements of Xthetica Canada, and (b) in no event shall the number of Second Put Shares be greater than 300 Priveco Shares.

2.6	Third Put Right. For a period of three (3) years beginning on January 1, 2023, Pubco hereby grants the Selling Shareholder the right (the “Third Put Right”), but not the obligation, by delivery of a written notice to the Company (the “Third Put Notice”), to cause Pubco to purchase up to that number of Priveco Shares set forth in the Third Put Notice (the “Third Put Shares”) in exchange for the allotment and issuance to the Selling Shareholder of that number of Pubco Securities equal to the number of Third Put Shares multiplied by 10,000; provided, however, that (a) the Third Put Right shall only be exercisable in full by the Selling Shareholder upon Xthetica Canada generating EBITDA of at least $6,000,000 during its financial year ended August 31, 2022, as reflected in the audited financial statements of Xthetica Canada, and (b) in no event shall the number of Third Put Shares be greater than 600 Priveco Shares.

2.7	Put Rights Generally. The Put Rights may be exercised by the Selling Shareholder and as to all or any portion of the Priveco Shares subject to such Put Rights. Subject to the limitations attached thereto, a Put Right may be exercised by the Selling Shareholder more than once. In the event of changes in the shares of outstanding Pubco Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, mergers or other similar events, the number of Pubco Securities subject to Put Rights and issuable to the Selling Shareholder shall be correspondingly adjusted to give the Selling Shareholder, upon the exercise of the Put Rights, the same aggregate payment as the Selling Shareholder would have been entitled to receive had such Put Rights been exercised immediately prior to such event.

2.8	Partial Exercise of Put Rights. In the event that the conditions required for the full exercise of the First Put Right, the Second Put Right and the Third Put Right as set forth in Sections 2.4, 2.5 and 2.6, respectively, have not been satisfied, then the Selling Shareholder shall only be permitted to exercise such Put Rights in accordance with the following schedule:

Percentage of Required EBITDA Achieved (%)	Percentage of Put Right Exercisable (%) (1)
92 – 100	100
90	85
80	75
70	65
60	55
50	45
<50	0

(1)	In the event that the EBITDA generated by Xthetica Canada is between 50% and 91% of the amount required to exercise the applicable Put Right in full, the percentages in this column shall be adjusted proportionally. So, for example, if Xthetica Canada generates 85% of the required EBITDA, the Selling Shareholder shall be entitled to exercise 80% of the Put Rights.

2.9	Consideration. Each Pubco Share issued at any Closing shall be issued at a deemed price per share equal to the value of the Pubco Shares on the OTCQB (or such other stock exchange or quotation medium on which the Pubco Shares are then trading) on the date of such Closing and be subject to standard resale restrictions under applicable securities laws at the time of issuance. Each Pubco Warrant issued at any Closing shall be issued pursuant to a warrant certificate in substantially the form attached hereto as Appendix 2.

The Selling Shareholder acknowledges and agrees that all Pubco Securities will be issued pursuant to one or more exemptions from the registration requirements of the Securities Act and all other applicable securities laws. The Selling Shareholder agrees to abide by all applicable resale restrictions and hold periods imposed by applicable securities laws. All certificates representing Pubco Securities shall be endorsed with the legends in substantially the following form pursuant to the Securities Act in order to reflect the fact that the Pubco Securities will be issued to the Selling Shareholder or at the Selling Shareholder’s direction pursuant to one or more exemptions from the registration requirements of the Securities Act:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

2.10	Exercise Procedure. On the applicable Closing Date, each certificate or book entry statement representing Priveco Shares shall automatically be cancelled without any further action on the part of the Selling Shareholder and Pubco shall be registered as the holder of such shares on the books of Priveco. On or before the applicable dates set forth in this Section 2, Pubco shall (a) authorize its transfer agent to issue one or more certificates or book entry statements representing the applicable number of Pubco Shares to the Selling Shareholder or at the Selling Shareholder’s direction and (b) authorize its agent(s) to issue one or more warrant certificates representing the applicable number of Pubco Warrants to the Selling Shareholder or at the Selling Shareholder’s direction.

2.11	Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates representing fractional Pubco Securities shall be issued in connection with any Closing. In lieu of any such fractional securities, if the Selling Shareholder would otherwise be entitled to receive a fraction of a Pubco Security upon the surrender of one or more certificates representing Priveco Shares pursuant to this Agreement, the Selling Shareholder shall be entitled to have such fraction rounded up to the nearest whole number of Pubco Securities.

2.12	Restricted Securities. The Selling Shareholder acknowledges that all Pubco Securities shall have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and only in accordance with all applicable securities laws.

3.	REPRESENTATIONS AND WARRANTIES OF Priveco AND THE SELLING SHAREHOLDER

Priveco and the Selling Shareholder, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1	Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect on Priveco.

3.2	Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Priveco Documents by Priveco and the consummation by Priveco of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors and no other corporate or shareholder proceeding on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except as limited by:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally;

(b)	laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	public policy.

3.3	Capitalization of Priveco. The authorized capital of Priveco consists of 75,000,000 shares of Priveco Common Stock. As of the date of this Agreement, there are 1,000 issued and outstanding shares of Priveco Common Stock. All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued as fully paid and non-assessable, were not issued in violation of any pre-emptive rights and are not subject to pre-emptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. There are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating Priveco to issue any additional shares of Priveco Common Stock, or any other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire from Priveco any shares of Priveco Common Stock. There are no agreements purporting to restrict the transfer of Priveco Common Stock and no voting agreements, shareholders’ agreements, voting trusts or other arrangements restricting or affecting the voting of Priveco Common Stock.

3.4	Holders of Priveco Common Stock. As of the date of this Agreement, the Selling Shareholder is the only holder of Priveco Common Stock.

3.5	Corporate Records of Priveco. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material assets of Priveco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its material property or assets;

(b)	violate any provision of the constating documents of Priveco or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Priveco or any of its material property or assets.

3.7	Actions and Proceedings. To the knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, charge, arbitration, grievance, investigation, demand or proceeding outstanding or pending by or before any court or Governmental Authority, or threatened against Priveco which involves any of the business, property or assets of Priveco that, if adversely resolved or determined, would have a Material Adverse Effect on Priveco. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

3.8	Compliance.

(a)	To the knowledge of the Selling Shareholder, Priveco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule or decree applicable to the business or operations of Priveco;

(b)	To the knowledge of the Selling Shareholder, Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would have a Material Adverse Effect on Priveco;

(c)	Priveco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the transactions contemplated hereby; and

(d)	Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Priveco has not received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.9	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority or other Person is necessary for the consummation by Priveco of the transactions contemplated hereby or to enable Pubco to conduct Priveco’s business after the applicable Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.10	Financial Representations. The balance sheets of Priveco since its inception, together with related statements of income, cash flows and changes in shareholder’s equity for such period (the “Priveco Financial Statements”):

(a)	are in accordance with the books and records of Priveco;

(b)	present fairly the financial condition of Priveco as of the date indicated and the results of operations for such period; and

(c)	have been prepared in accordance with GAAP.

Priveco has not received any advice or notification from its independent certified public accountants that Priveco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Priveco Financial Statements or the books and records of Priveco, any properties, assets, Liabilities, revenues or expenses. The books, records and accounts of Priveco accurately and fairly reflect, in reasonable detail, the assets and Liabilities of Priveco. Priveco has not engaged in any transaction, maintained any bank account or used any funds of Priveco except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Priveco.

3.11	Absence of Undisclosed Liabilities. Priveco does not have any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	are not set forth in the Priveco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Priveco Accounting Date.

3.12	Tax Matters.

(a)	As of the date of this Agreement:

(i)	Priveco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco; and

(ii)	all such returns are true and correct in all material respects;

(b)	Priveco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on Priveco;

(c)	Priveco is not presently under or has not received notice of, any contemplated investigation or audit by any regulatory or governmental agency or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	Priveco has properly withheld all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes and, if required on or prior to the date hereof, has deposited such Taxes with the appropriate governmental agency; and

(e)	to the knowledge of Priveco, the Priveco Financial Statements contain full provisions for all Taxes including any deferred Taxes that may be assessed to Priveco for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.13	Absence of Changes. Since its inception, Priveco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or property;

(b)	sold, encumbered, assigned or transferred any material fixed assets except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or property of Priveco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(f)	suffered any Material Adverse Effect;

(g)	experienced any material change in its accounting methods, principles or practices;

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to any of its directors, officers, employees or consultants or made any increase in, or any addition to, other benefits to which any of its directors, officers, employees or consultants may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.14	Subsidiaries. Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.15	Personal Property. Priveco possesses and has good and marketable title to all property necessary for the continued operation of the business of Priveco as presently conducted and as represented to Pubco. All such property is used in the business of Priveco, is in reasonably good operating condition (normal wear and tear excepted) and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Priveco is owned by Priveco free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.16	Intellectual Property

(a)	Intellectual Property Assets. Priveco owns or holds an interest in all intellectual property assets necessary for the operation of the business of Priveco (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”);

(ii)	all patents, patent applications and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Priveco as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. Schedule A contains a complete and accurate list and summary description of all contracts and agreements relating to the Intellectual Property Assets to which Priveco is a party or by which Priveco is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Priveco is the licensee. To the knowledge of the Selling Shareholder, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)	Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule A, Priveco is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and has the right to use of all the Intellectual Property Assets without payment to a third party. Except as set forth in Schedule A, all former and current employees and contractors of Priveco have executed written contracts, agreements or other undertakings with Priveco that assign all rights to any inventions, improvements, discoveries or information relating to the business of Priveco. No employee, director, officer or shareholder of Priveco owns, directly or indirectly, in whole or in part, any Intellectual Property Assets which Priveco is presently using or which is necessary for the conduct of its business. To the knowledge of the Selling Shareholder, no employee or contractor of Priveco has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Priveco.

(d)	Patents. Except as set out in Schedule A, Priveco does not hold any right, title or interest in and to any Patent and Priveco has not filed any patent application with any third party. To the knowledge of the Selling Shareholder, none of the products manufactured and sold, nor any process or know-how used, by Priveco infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e)	Trademarks. Except as set out in Schedule A, Priveco does not hold any right, title or interest in and to any Mark and Priveco has not registered or filed any application to register any Mark with any third party. To the knowledge of the Selling Shareholder, none of the Marks, if any, used by Priveco infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

(f)	Copyrights. Schedule A contains a complete and accurate list and summary description of all Copyrights. Priveco is the owner of all right, title and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the First Closing Date. To the knowledge of the Selling Shareholder, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)	Trade Secrets. Priveco has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. Priveco has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the knowledge of the Selling Shareholder, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of Priveco. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.17	Insurance. The products sold by and the assets owned by Priveco are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Priveco, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

3.18	Employees and Consultants. All employees and consultants of Priveco have been paid all salaries, wages, income and any other sum due and owing to them by Priveco, as at the end of the most recent completed pay period. Priveco is not aware of any labour conflict with any employees that might reasonably be expected to have a Material Adverse Effect on Priveco. To the knowledge of the Selling Shareholder, no employee of Priveco is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco or any other nature of the business conducted or to be conducted by Priveco.

3.19	Real Property. Priveco does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco is a party or is bound, as set out in Schedule B, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Priveco pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the First Closing Date. Priveco has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.20	Material Contracts and Transactions. Schedule C lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Priveco is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Priveco under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Priveco. The continuation, validity and effectiveness of each Contract shall in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any Contract.

3.21	Certain Transactions. Priveco is not a guarantor or indemnitor of any indebtedness of any Person.

3.22	No Brokers. Priveco has not incurred any independent obligation or Liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23	Completeness of Disclosure. No representation or warranty by Priveco or the Selling Shareholder in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF Pubco

Pubco represents and warrants to Priveco and the Selling Shareholder and acknowledges that Priveco and the Selling Shareholder are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or the Selling Shareholder, as follows:

4.1	Organization and Good Standing. Pubco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which Pubco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect on Pubco.

4.2	Authority. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by Pubco’s board of directors and no other corporate or shareholder proceeding on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated hereby will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except as limited by:

(a)	applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally;

(b)	laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c)	public policy.

4.3	Capitalization of Pubco. The authorized capital of Pubco consists of 500,000,000 shares of Pubco Common Stock. As of the date of this Agreement, there are 57,625,343 issued and outstanding shares of Pubco Common Stock, 50,601,750 issued and outstanding preferred shares of Subco, each of which is exchangeable into one share of Pubco Common Stock subject to certain restrictions, and 296,500 issued and outstanding shares of Tropic Spa, each of which is exchangeable into one-half of one preferred share of Subco at any time by the holder thereof. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued as fully paid and non-assessable, were not issued in violation of any pre-emptive rights are not subject to pre-emptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. Except as described above, there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock. There are no agreements purporting to restrict the transfer of Pubco Common Stock and no voting agreements, shareholders’ agreement, voting trusts or other arrangements restricting or affecting the voting of Pubco Common Stock.

4.4	Corporate Records of Pubco. The corporate records of Pubco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by all applicable laws in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.5	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the constating documents of Pubco or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Pubco or any of its material property or assets.

4.6	Actions and Proceedings. To the knowledge of Pubco, there is no basis for and there is no action, suit, judgment, claim, charge, arbitration, grievance, investigation, demand or proceeding outstanding or pending by or before any court or Governmental Authority, or threatened against Pubco which involves any of the business, property or assets of Pubco that, if adversely resolved or determined, would have a Material Adverse Effect on Pubco. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

4.7	Compliance.

(a)	To the knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule or decree applicable to the business or operations of Pubco;

(b)	To the knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would have a Material Adverse Effect on Pubco;

(c)	Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the transactions contemplated hereby; and

(d)	Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.8	Filings, Consents and Approvals. Except as described in this Agreement, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any Governmental Authority or other Person is necessary for the consummation by Pubco of the transactions contemplated hereby.

4.9	Validity of Pubco Common Stock Issuable. The Pubco Shares will, upon issuance, have been duly and validly authorized and, when so issued, be validly issued as fully paid and non-assessable shares of Pubco Common Stock. Any shares of Pubco Common Stock issuable upon the exercise and full payment of the Pubco Warrants will, upon issuance, have been duly and validly authorized and, when so issued, be validly issued as fully paid and non-assessable shares of Pubco Common Stock.

4.10	SEC Filings. Pubco has furnished or made available to Priveco and the Selling Shareholder a true and complete copy of each report, schedule, registration statement and proxy statement filed by Pubco with the SEC (collectively, the “Pubco SEC Documents”). As of their respective dates, the Pubco SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Pubco SEC Documents. The Pubco SEC Documents constitute all of the documents and reports that Pubco was required to file with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

4.11	Financial Representations. Included in the Pubco SEC Documents are true, correct, and complete copies of audited balance sheets for Pubco plus any unaudited balance sheets for Pubco dated on or after the Pubco Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year and interim periods then ended (collectively, the “Pubco Financial Statements”). The Pubco Financial Statements:

(a)	are in accordance with the books and records of Pubco;

(b)	present fairly the financial condition of Pubco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

Pubco has not received any advice or notification from its independent certified public accountants that Pubco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Pubco Financial Statements or the books and records of Pubco, any properties, assets, Liabilities, revenues or expenses. The books, records and accounts of Pubco accurately and fairly reflect, in reasonable detail, the assets and Liabilities of Pubco. Pubco has not engaged in any transaction, maintained any bank account or used any funds of Pubco except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Pubco.

4.12	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	are not set forth in the Pubco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Pubco Accounting Date.

4.13	Tax Matters.

(a)	As of the date of this Agreement:

(i)	Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Pubco, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on Pubco;

(c)	Pubco is not presently under and has not received notice of, any contemplated investigation or audit by any regulatory or governmental agency or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	Pubco has properly withheld all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes and, if required on or prior to the date hereof, has deposited such Taxes with the appropriate governmental agency; and

(e)	To the knowledge of Pubco, the Pubco Financial Statements contain full provisions for all Taxes including any deferred Taxes that may be assessed to Pubco for the accounting period ended on the Pubco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Pubco Accounting Date or for any profit earned by Pubco on or prior to the Pubco Accounting Date or for which Pubco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Pubco Financial Statements.

4.14	Absence of Changes. Since the Pubco Accounting Date, except as and to the extent disclosed in writing to Priveco and the Selling Shareholder or in the Pubco SEC Documents, Pubco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or property;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or property of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(f)	suffered any Material Adverse Effect;

(g)	experienced any material change in its accounting methods, principles or practices;

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to any of its directors, officers, employees or consultants or made any increase in, or any addition to, other benefits to which any of its directors, officers, employees or consultants may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.15	Subsidiaries. Except as disclosed in the Pubco SEC Documents, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.16	Personal Property. Except as disclosed in the Pubco SEC Documents, Pubco does not own or lease any material equipment, furniture, fixtures and other tangible personal property or assets.

4.17	Employees and Consultants. Except as disclosed in writing to Priveco and the Selling Shareholder or as disclosed in the Pubco SEC Documents, Pubco does not have any employees or consultants.

4.18	Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco or as disclosed in the Pubco SEC Documents.

4.19	No Brokers. Pubco has not incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.20	Internal Accounting Controls. Pubco maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Pubco’s certifying officers evaluated the effectiveness of Pubco’s controls and procedures as of the Pubco Accounting Date, and Pubco presented in its most recently filed annual report on Form 10-K the conclusions of such certifying officers about the effectiveness of Pubco’s disclosure controls and procedures based on their evaluations as of that date. Since the Pubco Accounting Date, there have been no significant changes in Pubco’s disclosure controls and procedures or, to Pubco’s knowledge, in other factors that could significantly affect Pubco’s disclosure controls and procedures.

4.21	Application of Takeover Protections. Pubco and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco’s constating documents or the laws of the State of Nevada that is or could become applicable to Pubco as a result of the transactions contemplated by this Agreement or the exercise of any rights pursuant hereto.

4.22	No SEC Inquiries. Neither Pubco nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC. Pubco does not currently have any outstanding comment letters or other correspondences from the SEC.

4.23	Completeness of Disclosure. No representation or warranty by Pubco in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1	Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties in writing and in accordance with Section 7.1. Each Closing shall be deemed to mean a waiver of all conditions to such Closing. These conditions precedent are for the benefit of Pubco may be waived by Pubco in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Priveco and the Selling Shareholder set forth in this Agreement shall be true, correct and complete in all respects as of each Closing Date, as though made on and as of such Closing Date.

(b)	Performance. All of the covenants and obligations that Priveco and the Selling Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to each Closing shall have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Priveco Documents and all other documents necessary or reasonably required to consummate the Closing, all in form and substance reasonably satisfactory to Pubco, shall have been executed and delivered to Pubco.

(d)	Third Party Consents. Pubco shall have received from Priveco duly executed copies of all third party consents, permits, authorizations and approvals of any Governmental Authority or Person contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.

(e)	No Material Adverse Effect. No Material Adverse Effect on Priveco shall have occurred since the date of this Agreement.

(f)	No Action. No suit, action or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavourable judgment, order, decree, stipulation, injunction or charge would result in and/or:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the applicable Closing to be rescinded following consummation.

(g)	No Liabilities. Priveco shall not have any direct, indirect or contingent liabilities outstanding that exceed in the aggregate $5,000.

(h)	Outstanding Shares. Priveco shall have no more than 1,000 issued and outstanding shares of Priveco Common Stock, less any shares of Priveco Common Stock previously purchased by Pubco upon the exercise of an Option or a Put Right.

(i)	Assignment Agreement. The Assignment Agreement shall have been executed and delivered by each of the parties thereto.

(j)	Due Diligence. Pubco shall be reasonably satisfied with its due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by hereby, including:

(i)	materials, documents and information in the possession and control of Priveco and the Selling Shareholder which are reasonably germane to the transactions contemplated hereby;

(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives; and

(iii)	title to the material assets of Priveco.

(k)	Compliance with Securities Laws. Pubco shall have received evidence satisfactory to Pubco that the Pubco Securities issuable to the Selling Shareholder will be issuable without registration pursuant to the Securities Act in reliance upon one or more exemptions from the registration requirements of the Securities Act and in reliance upon exemptions from all other applicable securities laws.

5.2	Conditions Precedent to Closing by Priveco. The obligation of Priveco and the Selling Shareholder to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties in writing and in accordance with Section 7.1. Each Closing shall be deemed to mean a waiver of all conditions to such Closing. These conditions precedent are for the benefit of Priveco and the Selling Shareholder and may be waived by Priveco and the Selling Shareholder in their discretion.

(a)	Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement shall be true, correct and complete in all respects as of each Closing Date, as though made on and as of such Closing Date.

(b)	Performance. All of the covenants and obligations that Pubco is required to perform or to comply with pursuant to this Agreement at or prior to each Closing shall have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Closing, all in form and substance reasonably satisfactory to Priveco, shall have been executed and delivered by Pubco.

(d)	Third Party Consents. Priveco shall have received from Pubco duly executed copies of all third-party consents, permits, authorizations and approvals of any public, regulatory or Governmental Authority or Person contemplated by this Agreement, in form and substance reasonably satisfactory to Priveco.

(e)	No Material Adverse Effect. No Material Adverse Effect on Pubco shall have occurred since the date of this Agreement.

(f)	No Action. No suit, action, or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would result in and/or:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the applicable Closing to be rescinded following consummation.

(g)	Due Diligence. Solely in respect of the exercise of a Put Right, Priveco shall be reasonably satisfied with its due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated hereby.

6.	COVENANTS

6.1	Access and Investigation. Between the date of this Agreement and each Closing Date, Priveco, on the one hand, and Pubco, on the other hand, shall, and shall cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives shall be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party shall instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.2	Confidentiality. All information regarding the business of Priveco that Priveco provides to Pubco during its due diligence investigation of Priveco shall be kept in strict confidence by Pubco and shall not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than its professional accounting and legal advisors) without the prior written consent of Priveco. Likewise, all information regarding the business of Pubco shall be kept in strict confidence by Priveco and shall not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without the prior written consent of Pubco. If none of the Closings contemplated by this Agreement proceed for any reason, then upon receipt of a written request from any party, the other parties shall immediately return to the requesting party (or as directed by such party) any information received regarding such party’s business.

6.3	Notification. Between the date of this Agreement and the Final Closing Date, each of the parties shall promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties, or if it becomes aware of any fact or condition that would cause or constitute a material breach of any such representation or warranty. Should any such fact or condition require any change in the schedules or appendices to this Agreement relating to such party, such party shall promptly deliver to the other parties a supplement to the applicable schedule or appendix specifying such change. During the same period, each party shall promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.4	Conduct of Business Prior to Closing. From the date of this Agreement to the Final Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco shall operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with Persons having business dealings with it. Likewise, from the date of this Agreement to the Final Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco shall operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with Persons having business dealings with it.

6.5	Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Final Closing Date, Priveco shall not, without the prior written consent of Pubco:

(a)	amend its Articles of Incorporation, Bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any property or assets of Priveco except in the ordinary course of business consistent with past practice;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of Priveco Common Stock or any rights, warrants or options to acquire any such shares or other securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of, Priveco Common Stock;

(f)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, Priveco Common Stock; or

(g)	materially increase the benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, officer, employee or consultant or pay any benefit or amount to any such person.

6.6	Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, between the date of this Agreement and the exercise of the First Option or the First Put Right, Pubco shall not, without the prior written consent of Priveco:

(a)	amend its Articles of Incorporation, Bylaws or other incorporation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any property or assets of Pubco except in the ordinary course of business consistent with past practice;

(c)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of Pubco Common Stock, or any rights, warrants or options to acquire any such shares or other securities;

(e)	declare, set aside or pay any dividends on, or make any other distributions in respect of Pubco Common Stock;

(f)	split, combine or reclassify any Pubco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, Pubco Common Stock; or

(g)	materially increase the benefits or compensation expenses of Pubco, increase the cash compensation of any director, officer, employee or consultant or pay any benefit or amount to any such person.

6.7	Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party and seeking their reasonable consent to such announcement.

7.	CLOSING

7.1	Closing. Each Closing shall take place at the offices of the solicitors for Pubco or at such other location as agreed to by the parties as soon as reasonably practicable but not later than five (5) business days after (a) the exercise of an Option by Pubco or (b) the delivery of a Put Notice to Pubco by the Selling Shareholder. Notwithstanding the location of a Closing, each party agrees that each Closing may be completed by the electronic exchange of documents.

7.2	Closing Deliveries of Priveco and the Selling Shareholder. At each Closing, Priveco and the Selling Shareholder shall deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Pubco:

(a)	all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the transactions contemplated hereby;

(b)	all certificates and other documents required by Section 5.1; and

(c)	the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the transactions contemplated by this Agreement.

7.3	Closing Deliveries of Pubco. At each Closing, Pubco shall deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Priveco:

(a)	all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco evidencing approval of this Agreement and the transactions contemplated hereby;

(b)	all certificates and other documents required by Section 5.2; and

(c)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the transactions contemplated by this Agreement.

8.	TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the exercise of the First Option or the First Put Right by:

(a)	the mutual agreement of Pubco and Priveco;

(b)	Pubco, if there has been a material breach by Priveco or the Selling Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholder that is not cured, to the reasonable satisfaction of Pubco, within 10 business days after notice of such breach is given by Pubco (except that no cure period shall be provided for a breach by Priveco or the Selling Shareholder that by its nature cannot be cured); or

(c)	Pubco or Priveco if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby has become final and non-appealable.

8.2	Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1	Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco, including damages for lost profits or lost business opportunities.

9.2	Agreement of Priveco to Indemnify. Priveco shall indemnify, defend and hold harmless, to the full extent of the law, Pubco and its shareholders from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3	Agreement of the Selling Shareholder to Indemnify. The Selling Shareholder shall indemnify, defend and hold harmless, to the full extent of the law, Pubco and its shareholders from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by the Selling Shareholder of any representation or warranty of the Selling Shareholder contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	any breach by the Selling Shareholder of Section 2.2.

9.4	Agreement of Pubco to Indemnify. Pubco shall indemnify, defend and hold harmless, to the full extent of the law, Priveco and the Selling Shareholder from, against and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Priveco and the Selling Shareholder by reason of, resulting from, based upon or arising out of:

(a)	the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	GENERAL PROVISIONS

10.1	Time of the Essence. Time shall be of the essence of this Agreement.

10.2	Independent Legal Advice. Each of the parties acknowledges and confirms that:

(a)	it has been advised to seek, and has sought or have otherwise waived, independent tax and legal advice with respect to this Agreement and the documents delivered pursuant hereto; and

(b)	to the extent that the Selling Shareholder declines to receive independent legal advice with respect to this Agreement, the Selling Shareholder hereby waives that right, should a dispute later develop, to rely on its lack of independent legal advice to avoid its obligations, to seek indulgences from the other parties, or to otherwise attack, in whole or in part, the integrity of this Agreement or any document related thereto.

10.3	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements shall be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements shall survive the Final Closing Date and continue in full force and effect until one (1) year after the Final Closing Date.

10.4	Further Assurances. Each of the parties shall co-operate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

10.5	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.6	Severability. In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

10.7	Expenses. Each party shall be responsible for its own legal and audit fees and other charges incurred in connection with the preparation, execution and performance of this Agreement, all negotiations between the parties and the consummation of the transactions contemplated hereby.

10.8	Entire Agreement. This Agreement, the schedules and appendices attached hereto and the other documents in connection with the transactions contemplated hereby contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.9	Notices. All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed given if sent by personal delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, or if emailed with electronic confirmation of delivery, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Pubco:

95 Mural Street, Suite 600

Toronto, Ontario L4B 3G2

Attention: Zoran Konević

Email: info@hellonotox.com

If to Priveco or the Selling Shareholder:

1305 – 39 Queens Quay East

Toronto, Ontario M5E 0A5

Attention: Manny Kapur

Email: manny@xthetica.com

All such notices and other communications shall be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch;

(c)	in the case of mailing, on the fifth business day following mailing; and

(d)	in the case of email, when the party sending such email has received electronic confirmation of its delivery.

10.10	Benefits. This Agreement is and shall only be construed as for the benefit of or enforceable by the parties to this Agreement.

10.11	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the written consent of the other parties.

10.12	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

10.13	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.14	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15	Electronic Execution. This Agreement may be executed by delivery of executed signature pages by electronic transmission and such execution shall be effective for all purposes.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

NOTOX TECHNOLOGIES CORP.	XTHETICA INC.

Per:	Per:

/s/ Zoran Konević	/s/ Manny Kapur
Zoran Konević, CEO	Manny Kapur, President

/s/ Manny Kapur
MANNY KAPUR

SCHEDULE A

PRIVECO LEASES AND OTHER PROPERTY INTERESTS

None.

SCHEDULE B

PRIVECO INTELLECTUAL PROPERTY

None.

SCHEDULE C

PRIVECO MATERIAL CONTRACTS

None.

APPENDIX 1

FORM OF ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated as of December ●, 2019

BETWEEN:

XTHETICA INC.
an Ontario corporation with an address at
1305 – 39 Queens Quay East, Toronto, ON M5E 0A5

(the “Assignor”)

AND:

XTHETICA CANADA INC.
a Canadian federal corporation with an address at
95 Mural Street, Suite 600, Richmond Hill, ON L4B 3G2

(the “Assignee”)

WHEREAS:

A.	The Assignor is the legal and beneficial owner of those assets more particularly described in Schedule “A” attached hereto (the “Assets”);

B.	Xthetica Inc., a Nevada corporation (“Xthetica NV”), and the sole shareholder of Xthetica NV, Manny Kapur (“Kapur”), are parties to an option agreement with Notox Technologies Corp. (“Notox”) being executed concurrently herewith (the “Option Agreement”);

C.	The Assignee is a wholly owned subsidiary of Notox: and

D.	It is a closing condition of the Option Agreement that the parties shall have entered into this Agreement in order for the Assignor to assign all of its right, title and interest in and to the Assets to the Assignee on the terms and subject to the conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	ASSIGNMENT

1.1	In connection with the closing of the Option Agreement and in exchange for the consideration provided therein, the Assignor hereby irrevocably assigns, transfers and conveys 100% of its right, title and interest in and to the Assets to the Assignee effective July 1, 2019 (the “Assignment”), and the Assignee hereby accept the Assignment.

1.2	Concurrently with the execution of this Agreement, the Assignor shall deliver to the Assignee any and all documents and materials in its possession, custody or control regarding the Assets, including, without limitation, copies of submitted purchase orders, acceptances of the same by the applicable product owners, invoices, revised lists of products and/or purchase prices, payment confirmations, marketing plans, purchase and sale forecasts and promotional materials.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee and acknowledges that the Assignee is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a)	the Assignor owns and possesses and has a good marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims;

(b)	each of the agreements underlying in the Assets (collectively, the “Agreements”) is in good standing and the Assignor is entitled to all benefits, rights and privileges thereunder;

(c)	the Assignor is not in material default or material breach of the Agreements and there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach;

(d)	none of the parties to the Agreements has indicated, nor does the Assignor have any reasonable basis to believe that any such party will indicate, that it intends to cancel, withdraw, modify or seek to amend the Agreements;

(e)	the Assignee qualifies as an “affiliate” of the Assignor for the purpose of the Agreements, the Assignor has designated the Assignee as such in writing to the applicable counterparties to the Agreements, and the Assignor has no reasonable basis to believe that any such counterparty will not treat the Assignee as anything other than an “affiliate” thereunder;

(f)	notwithstanding Section 2.1 of the Exclusive Distribution Agreement between Croma Aesthetics Canada Ltd. (“Croma Canada”) and the Assignor dated July 1, 2019 (the “Croma Distribution Agreement”), the Assignor has the ability to assign, transfer and convey both its rights and its obligations under the Croma Distribution Agreement to the Assignee, subject only to receiving the prior written consent of Croma Canada to such assignment, transfer and conveyance;

(g)	as of the date hereof:

(i)	the Assignor has complied with all of its obligations to Croma Canada under the Croma Distribution Agreement;

(ii)	the Assignor is not liable to Croma Canada for the reimbursement of any fees incurred by Croma Canada under Section 2.9 of the Croma Distribution Agreement or the payment of any costs and expenses incurred by Croma Canada under Section 3.5 of the Croma Distribution Agreement;

(iii)	the Assignor has not incurred any material liability for unpaid taxes or duties to any governmental authority in connection with the transactions contemplated under the Croma Distribution Agreement;

(iv)	the Assignor is indebted to Croma Canada in the amount of $233,708.19 in respect of inventory held by McKesson Specialized Distribution Inc. (“McKesson”) and owned by Croma Canada as of June 27, 2019; and

(v)	the Assignor has obtained all government approvals required in connection with the importation, use and resale of products under the Croma Distribution Agreement

(h)	there is no litigation or administrative or governmental proceeding or inquiry pending or, to the knowledge of the Assignor, threatened against or relating to the Assignor or any of the Assets, nor does the Assignor know of or have reasonable grounds that there is any basis for any such action, proceeding or inquiry;

(i)	all licenses, permits, or other operating authority required by the Assignor to conduct its business in the ordinary course or to use the Assets have been obtained and are in good standing and such conduct and use are not in breach of any applicable law, rule, regulation, covenant, restriction, plan or permit;

(j)	the Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(k)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Assignor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;

(l)	the Assignor has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Assignor, the provisions of any law, order, rule or regulation applicable to the Assignor or constitute a breach of any agreement to which the Assignor is a party; and

(m)	neither the Assignor’s execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

2.2	Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor and acknowledges that the Assignor is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a)	upon the completion of the Assignment, the Assignee shall be bound by the terms and conditions of the Agreements;

(b)	the Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(c)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Assignee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;

(d)	the Assignee has the capacity to enter into this Agreement and the execution of this Agreement and the completion of the transactions contemplated hereby does not violate the constating documents of the Assignee, the provisions of any law, order, rule or regulation applicable to the Assignee or constitute a breach of any agreement to which the Assignee is a party; and

(e)	neither the Assignee’s execution and delivery of this Agreement nor the performance of the terms hereof requires any consent or approval from any third party.

3.	INDEMNIFICATION

3.1	Indemnification by the Assignor. The Assignor shall indemnify and save the Assignee and each of the Assignee’s affiliates and their respective directors, officers, employees, shareholders and representatives, and any successors of the foregoing (collectively, the “Indemnitees”), harmless from and against any loss, damage, obligation, commitment, liability, claim, demand, deficiency, charge, cost or expense of any kind or nature (including reasonable legal fees and disbursements and other costs resulting from any action, suit, investigation, claim or other proceeding) (each, a “Loss”) and from any suit, claim, demand, cause of action, proceeding arising on account of, relating to, in connection with, or as a result of: (a) any breach of any representation, warranty, obligation, commitment or covenant contained in this Agreement on the part of the Assignor or in any certificate or document delivered in connection with the transactions contemplated by this Agreement, whether or not the Assignee had or should have had knowledge of such breach of representation or warranty, obligation, commitment or covenant; (b) any use by the Assignor of the Assets; and (c) any other matter arising out of or in connection with the transactions contemplated by this Agreement, and from all Losses, in respect of the foregoing.

3.2	Notice of Claim. If the Assignee becomes aware of any Loss for indemnification pursuant to Section 3.1 (a “Claim”), the Assignee shall promptly give notice of such Claim to the Assignor. Such notice shall specify whether the Claim arises as a result of a Claim by a person against any of the Indemnitees (a “Third Party Claim”) or whether the Claim does not so arise (an “Indemnitee Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

The failure to give prompt written notice as provided in this Section 3.2 shall not affect the rights and obligations of either party except and only to the extent that, as a result of such failure, a party which was entitled to receive such notice was directly prejudiced as a result of such failure.

3.3	Procedure for Indemnification.

(a)	Indemnitee Claims. With respect to any Indemnitee Claim, following receipt of notice from any Indemnitee of a Claim, the Assignor shall have 30 days to make such investigation of the Claim as the Assignor considers necessary or desirable. For the purpose of such investigation, such Indemnitee shall make available to the Assignor the information relied upon by such Indemnitee to substantiate the Claim. If such Indemnitee and the Assignor agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Assignor shall immediately pay to the Indemnitee the full agreed upon amount of the Claim.

(b)	Third Party Claims. With respect to any Third Party Claim, the Assignor shall, after having admitted in writing liability towards the Indemnitee, have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim and, in such event, the Assignor shall reimburse the Indemnitee for all of the Indemnitee’s out-of-pocket expenses as a result of such participation or assumption. If the Assignor elects to assume such control, the Indemnitee shall cooperate with the Assignor, shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Assignor and the Indemnitee shall be retained by the Assignor. If the Assignor refuses to assume such control or, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnitee shall be entitled to assume such control and the Assignor shall be bound by the results obtained by the Indemnitee with respect to such Third Party Claim. The Assignor shall pay expenses of the Indemnitee monthly in advance of being incurred if the Assignor is not immediately assuming satisfactory defense of any Third Party Claim, in the amounts reasonably estimated by the Indemnitee to be incurred in the next month; provided, however, that the Indemnitee shall within a reasonable time following the conclusion of such month promptly return to the Assignor any amounts advanced to the Indemnitee in accordance with the foregoing in excess of the out-of-pocket expenses incurred by the Indemnitee.

3.4	Additional Rules and Procedures. The obligations of the Assignor to indemnify any Indemnitee in respect of Claims shall also be subject to the following:

(a)	In the event that any Third Party Claim is of a nature such that the Indemnitee is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Assignor shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability of the Indemnitee under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Assignor to the Indemnitee, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Assignor.

(b)	Except in the circumstance contemplated by Section 3.3(b), including in the event that the Assignor fails or refuses to take control of the negotiation, settlement or defense of any Third Party Claim, the Indemnitee shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Assignor (which consent shall not be unreasonably withheld).

(c)	The Indemnitee shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Assignor notice thereof and an opportunity to contest such Third Party Claim.

(d)	The Indemnitee and the Assignor shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(e)	The Assignor shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnitee, acting reasonably, have a material adverse impact on the Indemnitee.

(f)	The obligation of the Assignor to indemnify the Indemnitee shall not limit any other rights or remedies which the Indemnitee may have under statute or common law or in equity.

4.	GENERAL

4.1	Alteration and Amendment. No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by the parties.

4.2	Time of the Essence. Time shall be of the essence of this Agreement.

4.3	Currency. All references to currency in this Agreement are to Canadian dollars unless expressly stated otherwise.

4.4	Further Assurances. The parties covenant and agree to execute and deliver all such further documents and instruments, and to do all such further acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement.

4.5	Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

4.6	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, representations and agreements, whether oral or written, between the parties.

4.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4.8	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties, and except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

4.9	Counterparts. This Agreement may be executed in counterparts and delivered by electronic transmission, each of which so executed and delivered shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

XTHETICA INC.		XTHETICA CANADA INC.

Per:		Per:
Name:	Manny Kapur	Name:	Zoran Konević
Title	CEO	Title	CEO

SCHEDULE “A”

1.	The rights and obligations of the Assignor under the following agreements:

(a)	the Croma Distribution Agreement;

(b)	a license agreement between Croma-Pharma GmbH (“Croma Austria”) and the Assignor dated July 1, 2019; and

(c)	a license agreement between Croma Canada and Universkin S.A.S. (“Universkin”) dated December 15, 2016, as sub-licensed by Croma Canada to the Assignor.

2.	All inventory of the Assignor in the possession of McKesson and located at 1215B North Service Road, Oakville, ON L6L 2W2 as of July 1, 2019.

3.	The right to enter into any distribution agreements currently being negotiated by the Assignor with Universkin and VM Corporation SRLS, or their respective affiliates.

4.	The right to enter into distribution and investment agreements initiated by the Assignor with Universkin or any of its affiliates regarding the right of the Assignor to act as Universkin’s exclusive distributor for certain products in Colombia and the Caribbean region.

5.	The business plan of the Assignor, in the form previously delivered to Notox.

6.	All accounts receivable of the Assignor less than 90 days old as of July 1, 2019.

7.	All trade accounts of the Assignor as of July 1, 2019, less certain permitted exceptions.

8.	The benefit of all unfilled product orders received by the Assignor as of July 1, 2019.

9.	The goodwill of the Assignor including, but not limited to, (a) all customer lists, (b) the right of the Assignee to represent itself as carrying on the business of the Assignor in continuation of and in succession to the Assignor, and (c) the right to enter into or assume any relationships that the Assignor has with any clinics or similar organizations, or any medical or aesthetics professionals, to which it is has sold, may sell or is committed to selling products.

10.	The right to solicit and engage any employees and/or consultants recommended by the Assignor and with whom the Assignor or Kapur has a pre-existing relationship.

APPENDIX 2

FORM OF PUBCO WARRANT CERTIFICATE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

WARRANT CERTIFICATE

NOTOX TECHNOLOGIES CORP.

(incorporated under the laws of the State of Nevada)

Certificate No. ●	Warrants to Purchase ● Shares of Common Stock

THIS IS TO CERTIFY THAT, for value received,

● [name],

of ● [address]

(the “Holder”)

is entitled to purchase up to ● fully paid and non-assessable shares of the common stock (the “Warrant Shares”) in the capital of Notox Technologies Corp. (the “Corporation”), at a price of US$1.40 per Warrant Share, upon and subject to the terms and conditions contained in this Warrant Certificate.

This Warrant Certificate will be void and of no value unless exercised prior to 5:00 PM EST on ●, 202● (the “Expiry Time”).

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer as of ●, 20●.

NOTOX TECHNOLOGIES CORP.

Per:

Authorized Signatory

SEE ATTACHED TERMS AND CONDITIONS

The right of the Holder to purchase the Warrant Shares may only be exercised by the Holder by:

(a)	duly completing, in the manner indicated, and executing the Exercise Form attached hereto as Schedule “A” hereto; and

(b)	surrendering this Warrant Certificate to the Corporation at:

Notox Technologies Corp.

95 Mural Street, Suite 600

Richmond Hill, ON L4B 3G2

Attention: Secretary

together with a certified cheque, bank draft or money order made payable to the Corporation, or evidence of a wire transfer sent to a bank account designated by the Corporation, in the amount of the aggregate Exercise Price for the number of Warrant Shares subscribed.

This Warrant Certificate and such certified cheque, bank draft, money order or wire transfer shall be deemed to be exercised and so surrendered only upon the date of the actual receipt thereof by the Corporation (the “Exercise Date”).

Any Warrant Shares issued upon the exercise of this Warrant Certificate will be issued effective the Exercise Date. As soon as practicable after surrender and payment, the Corporation shall deliver to the Holder at the address indicated on the Exercise Form attached as Schedule “A” hereto one or more certificates or book entry statements representing such Warrant Shares.

The Holder may subscribe for and purchase any lesser number than the whole number of Warrant Shares purchasable under this Warrant Certificate and, in such event, will be entitled to receive a new Warrant Certificate with respect to the remaining balance of the Warrant Shares purchasable under this Warrant Certificate.

This Warrant Certificate is also subject to the following terms and conditions:

1.	In the event of: (i) any alteration of the common stock of the Corporation (the “Shares”), including any change, subdivision, consolidation or reclassification thereof; (ii) any issuance of Shares (or other securities convertible into or exchangeable for Shares) to the holders of all of the outstanding Shares by way of stock dividend or otherwise, or (iii) any form of reorganization of the Corporation, including any consolidation, exchange, amalgamation, merger or arrangement of, with or into another entity or person, or a sale of all or substantially all of the assets of the Corporation (in any case, a “Reorganization”), an adjustment will be made to the terms of the warrants represented by this Warrant Certificate (including without limitation, the Exercise Price) such that the Holder, upon the exercise of any warrants following the completion of the Reorganization, will be entitled to receive the same number and kind of securities that it would have been entitled to receive as a result of the Reorganization had it exercised its warrants immediately prior to the Reorganization.

2.	The Corporation will not effect any Reorganization which could result in a successor to the Corporation unless prior to or simultaneously with the consummation thereof, the entity succeeding the Corporation acknowledges in writing that it is bound by and will comply with the provisions set forth in this Warrant Certificate.

3.	If, in case at any time:

(a)	the Corporation pays any dividend payable in stock or other securities upon the Shares or makes any distribution to the holders of the Shares;

(b)	the Corporation offers for subscription pro rata to the holders of the Shares any additional shares of stock or other securities of any class or other rights;

(c)	there is a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; or

(d)	the Corporation effects any Reorganization;

then, and in any one or more of such cases, the Corporation will give the Holder at least 14 days’ prior written notice of the date on which the books of the Corporation will close or a record will be taken for such dividend, distribution or offer of subscription rights, or for determining rights to vote with respect to such dissolution, liquidation or winding-up or Reorganization and, in the case of such dissolution, liquidation or winding-up or Reorganization, at least 14 days’ prior written notice of the date when the same will take place. Such written notice will also specify, in the case of any dividend, distribution or offer of subscriptions rights, the date on which the holders of the Shares will be entitled thereto, and such notice will also specify the date on which the holders of the Shares will be entitled to exchange the Shares for securities or other property deliverable upon any dissolution, liquidation or winding-up or Reorganization, as the case may be.

4.	In accordance with this Warrant Certificate, and in addition to the adjustments set out in Section 1, the Corporation will make any adjustments it considers necessary and equitable, acting in good faith, in the event of any reorganization, transaction, change or alteration to the Shares to ensure that, directly or indirectly, no such reorganization, transaction, change or alteration in any way limits or restricts the number of Shares which may ultimately be acquired by the Holder pursuant to the exercise of this Warrant Certificate. If at any time a dispute arises with respect to any adjustments provide for herein, such dispute will be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors of the Corporation and any such determination, absent manifest error, will be binding upon the Corporation, the Holder and shareholders of the Corporation. The Corporation will provide such auditors or accountants with access to all necessary records of the Corporation and fees payable to such accountants or auditors will be paid by the Corporation.

5.	Upon the due exercise of the rights represented by this Warrant Certificate, the Warrant Shares for which the Holder has subscribed and purchased shall be deemed to have been issued and the Holder shall be deemed to have become the holder of record of such Warrant Shares on the date of such exercise.

6.	To the extent that this Warrant Certificate confers the right to purchase a fraction of a Warrant Share, such right may be exercised in respect of such fraction only in combination with one or more warrants which in the aggregate entitle the Holder to subscribe for and purchase a whole number of Warrant Shares. The Corporation will not issue any fractional Shares or provide consideration in lieu thereof.

7.	The Holder may, at any time prior to the Expiry Time, upon the surrender of this Warrant Certificate to the Corporation and upon the payment of such applicable charges as may be required by the Corporation from time to time, exchange this Warrant Certificate for another warrant certificate entitling the Holder to subscribe for and purchase the same number of Warrant Shares as are purchasable under this Warrant Certificate at the time of such exchange.

8.	The terms and holding of this Warrant Certificate do not constitute the Holder to be a shareholder of the Corporation or entitle the Holder to any right or interest with respect thereto except as herein expressly provided.

9.	The Corporation will at all times before the Expiry Time keep available, and reserve if necessary, out of its authorized share capital, solely for the purpose of issue upon the exercise of the warrants represented by this Warrant Certificate, such number of Shares as shall then be issuable upon the exercise of such warrants. The Corporation represents, warrants, covenants and agrees that all Shares which shall be so issuable will, upon issuance, be issued as fully paid and non-assessable and free from all liens, charges and encumbrances.

10.	Any notice to be given hereunder to the Holder shall be given in writing and either sent by electronic transmission, delivered or mailed by prepaid post to the Holder at the address indicated on this Warrant Certificate, or at such other address as the Holder may designate to the Corporation by written notice. If such notice is sent by electronic transmission or is delivered, it shall be deemed to have been given at the time of sending or delivery; if such notice is sent by mail, it shall be deemed to have been given 72 hours following the date of mailing. In the event of a mail strike or disruption in postal service at or prior to the time a notice is deemed to have been received by mail, such notice shall be delivered or sent by electronic transmission.

11.	This Warrant Certificate will be governed by and construed in accordance with the laws of the State of Nevada.

12.	Time shall be of the essence hereof.

SCHEDULE “A”

EXERCISE FORM

TO:	Notox Technologies Corp. (the “Corporation”)
95 Mural Street, Suite 600
Richmond Hill, ON L4B 3G2
Attention: Secretary

The undersigned hereby exercises the right provided for in the warrants represented by the Warrant Certificate to which this Exercise Form is attached to purchase _______________ shares of the common stock in the capital of the Corporation (the “Shares”) according to the terms and conditions of such Warrant Certificate and herewith makes payment in the amount of $_______________ as the purchase price in full for the Shares at a price of US$1.40 per Share or the adjusted dollar amount per Share at which the undersigned is entitled to purchase such Shares as provided in the Warrant Certificate.

The undersigned hereby directs that the Shares be issued and delivered as follows:

Name	Address	Number of Shares

Signature

Name

Title (if applicable)

Date